KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces 2017 First Quarter Financial Results

Company to Host Conference Call on May 12, 2017 at 8:30 a.m. ET

Kingston, NY — May 11, 2017 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a multi-line property and casualty insurance holding company, today announced its financial results for the quarter ended March 31, 2017

Financial and Operational Highlights
2017 First Quarter
(All results are compared to prior year period unless otherwise noted)

- Net income increased 171.9% to $1.5 million or $0.15 per diluted share
- Net operating income[1] increased 208.8% to $1.5 million or $0.15 per diluted share
- Net premiums earned increased 12.6% to $16.4 million
- Direct written premiums[1] increased 13.4%; Personal lines grew by 11.6%
- Net combined ratio of 85.2% compared to 96.9%
- Return on average common equity (annualized) of 8.1% compared to 4.7%
- Operating return on average common equity (annualized)[1] of 8.3% compared to 4.3%
- Book value per share increased to $8.29, up 31.2% over Q1 2016

Quarterly Dividend of $0.08 per share
The Company announced that its Board of Directors declared an increased quarterly dividend of $0.08 per share payable on June 15, 2017 to stockholders of record at the close of business on May 31, 2017. This is our 24th consecutive quarterly dividend.

Annual Meeting of Stockholders
The Company also announced that the 2017 Annual Meeting of Stockholders will be held on Wednesday, August 9, 2017 at 9:00 A.M. at 15 Joys Lane, Kingston, New York. Stockholders of record as of the close of business on June 14, 2017 will be entitled to vote at the Annual Meeting.

Management Commentary
Kingstone's Chairman and CEO, Barry Goldstein, commented "There are three things I would like to point out. First, we successfully completed our second follow-on offering in February, delivering the Company an additional $30 million in capital. Second, following the equity raise, we negotiated, with the assistance of Aon Benfield, a new two year Personal Lines Quota Share treaty extending our already twelve year relationship with our quota share reinsurers, Maiden Re and Swiss Re. With the contribution of $23,000,000 to our subsidiary, Kingstone Insurance Company ("KICO"), we were thrilled to be able to reduce the percentage ceded by half-from 40% to 20%. Third, with those two items in place, A.M. Best upgraded KICO's Financial Strength Rating to "A- Excellent." This took place on the 131st anniversary of the founding of KICO. A collaboration between lawyers, CPAs, bankers, analysts and many others with so many different skills resulted in our achieving a status in the marketplace sought by us since the demutualization of 2009. I thank all of those involved and look forward to the enhanced and increased opportunities that await us as an A-rated carrier."

____

(1) This measure is not based on GAAP and is defined and reconciled to the most directly comparable GAAP measure in "Information Regarding Non-GAAP Measures" below.

Kingstone's EVP and Chief Actuary, Ben Walden, elaborated on underwriting results for the quarter. "After three straight unusually harsh winter seasons in New York, we were fortunate to experience relatively mild weather this first quarter. From a profitability perspective, the first quarter is typically the most challenging of the year for Kingstone due to the combined impact of winter weather and larger fire claims. However, on both these fronts, results were better than expected this quarter. Excluding the impact of winter weather, claim frequency continued to improve year over year in personal lines. The impact of large fires on the personal lines loss ratio was also greatly reduced in first quarter 2017 relative to the prior year period, leading to a strong improvement in our core loss ratio. Our net combined ratio of 85.2% for the quarter is more than ten points better than our result for the first quarters for each of the last three years and is a great start to what we hope will be another record year for Kingstone. As we continue to post excellent underwriting results, our double digit New York growth rate continues in line with recent quarters. In the first quarter we also introduced New York's first voluntary flood endorsement, which can now be attached to qualifying Kingstone homeowners policies. Starting in the second quarter, we will begin supplementing our New York growth with business generated from our state expansion plan, beginning with our newly approved homeowners product in New Jersey and then moving on to Rhode Island and Connecticut. The innovative enhancements built into our new product, along with our elite status as an A.M. Best A- rated carrier, should differentiate us from others seeking the cheapest way to deliver their products to new markets. Our newly achieved A.M. Best rating also opens up many additional avenues for growth which we anticipate capitalizing on in the coming months."

Mr. Walden noted, "Our core net loss ratio excluding severe winter weather and prior year loss development improved 7.8 points from 58.5% to 50.7% in first quarter 2017 as compared to first quarter 2016. The improvement was driven by a reduction in both claim frequency and average claims severity in our personal lines business. In addition, prior year loss development was stable in the first quarter 2017 with no material change recorded. We continue to be very confident in the adequacy of our reserves, having taken the required actions over several years to dramatically improve our claims handling process. The numbers again speak for themselves, and we are happy to continue to add value for our shareholders."

Financial Highlights Table

Financial Highlights ($ in thousands except per share data)	Three Months Ended March 31, 2017	2016	% Change
Direct written premiums*	$ 26,125	$ 23,043	13.4%
Net written premiums*	$ 16,734	$ 14,662	14.1%
Net premiums earned	$ 16,370	$ 14,532	12.6%
Total ceding commission revenue	$ 3,184	$ 2,770	14.9%
Net investment income	$ 858	$ 813	5.5%
U.S. GAAP Net income	$ 1,471	$ 541	171.9%
U.S. GAAP Diluted EPS	$ 0.15	$ 0.07	114.3%
Comprehensive income	$ 1,853	$ 1,467	26.3%
Net operating income*	$ 1,507	$ 488	208.8%
Net operating income diluted EPS*	$ 0.15	$ 0.07	114.3%
Return on average equity (annualized)	8.1%	4.7%	3.4 pts
Net loss ratio	50.7%	65.3%	-14.6 pts
Net underwriting expense ratio	34.5%	31.6%	2.9 pts
Net combined ratio	85.2%	96.9%	-11.7 pts
Effect of catastrophes on net combined ratio	0 pts	9.7 pts	-9.7 pts
Net combined ratio excluding the effect of catastrophes*	85.2%	87.2%	-2.0 pts

* These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "information Regarding Non-GAAP Measures."

2017 First Quarter Financial Review

Net Income:

Net income increased 171.9% to $1.47 million during the three month period ended March 31, 2017, compared to net income $0.54 million in the prior-year period. The increase in net income can be attributed primarily to a 14.6 point decrease in the net loss ratio. There was a 12.6% increase in net premiums earned, which, combined with the decline in net loss ratio, contributed to the increase in net income.

Earnings per share ("EPS"):

Kingstone reported EPS of $0.15 per diluted share for the three months ended March 31, 2017, compared to $0.07 per diluted share for the three months ended March 31, 2016. EPS for the three month periods ended March 31, 2017 and March 31, 2016 was based on 9.85 million and 7.36 million weighted average diluted shares outstanding, respectively.

Direct Written Premiums[1], Net Written Premiums[1] and Net Premiums Earned:

Direct written premiums[1] for the first quarter of 2017 were $26.1 million, an increase of 13.4% from $23.0 million in the prior year period. The increase is attributable to a 10.8% increase in the total number of policies in-force as of March 31, 2017 as compared to March 31, 2016.

(1) These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures" below.

Net written premiums[1] increased 14.1% to $16.7 million during the three month period ended March 31, 2017 from $14.7 million in the prior year period.

Net premiums earned for the quarter ended March 31, 2017 increased 12.6% to $16.4 million, compared to $14.5 million in the quarter ended March 31, 2016.

Net Loss Ratio:
For the quarter ended March 31, 2017, the Company's net loss ratio was 50.7% compared to 65.3% in the prior period. The first quarter 2017 net loss ratio improved due to a reduction in the impact of severe winter weather and a decline in the core loss ratio excluding the impact of catastrophes and prior year loss development.

Net Other Underwriting Expense Ratio:
For the quarter ended March 31, 2017, the net underwriting expense ratio was 34.5% as compared to 31.6% in the prior year period. The increase of 2.9 percentage points was largely due to expenses related to our new state expansion initiative and a one-time favorable impact in first quarter 2016 related to a state premium tax rate adjustment, which does not affect first quarter 2017.

Net Combined Ratio:
Kingstone's net combined ratio was 85.2% for the three month period ended March 31, 2017, compared to 96.9% for the prior year period.

Balance Sheet / Investment Portfolio
Kingstone's cash and investment holdings were $138.9 million at March 31, 2017 compared to $94.0 million at March 31, 2016. The Company's investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 91.3% of total investments at March 31, 2017 and 88.7% at March 31, 2016. The Company's effective duration on its fixed-income portfolio is 4.8 years.

Net investment income increased 5.5% to $858,000 for the first quarter of 2017 from $813,000 in the prior year period, largely due to an increase in invested assets. The purchase of higher rated securities has led to a reduction in the pre-tax equivalent investment yield on estimated annual income, excluding cash, to 4.03% at March 31, 2017 as compared to 4.80% as of March 31, 2016.

Accumulated Other Comprehensive Income (AOCI), net of tax
As of March 31, 2017, AOCI was $0.46 million compared to $1.41 million at March 31, 2016.

Book Value
The Company's book value per share at March 31, 2017 was $8.29 an increase of 31.2% compared to $6.32 at March 31, 2016.

	31-Mar-17	31-Dec-16	30-Sep-16	30-Jun-16	31-Mar-16
Book Value Per Share	$ 8.29	$ 7.15	$ 7.16	$ 6.80	$ 6.32
% Increase from specified period to 3/31/2017		*15.9%*	*15.8%*	*21.9%*	*31.2%*

In January and February 2017, the Company sold a total of 2,692,500 newly issued shares of common stock in a public offering at a price of $12.00 per share. Kingstone received net proceeds from the public offering of $30,136,699 after deducting underwriting discounts and commissions, and other offering expenses.

Conference Call Details

Management will discuss the Company's operations and financial results in a conference call on Friday, May 12, 2017, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Slide Presentation and Webcast

The Company will also have an accompanying slide presentation available in PDF format on the Kingstone Companies website at http://www.kingstonecompanies.com/. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link: http://kingstonecompanies.equisolvewebcast.com/q1-2017. The webcast will be archived and accessible for approximately 30 days.

Information Regarding Non-GAAP Measures

Direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period.

Net written premiums - represents direct written premiums less premiums ceded to reinsurers.

Net premiums earned - is the GAAP measure most closely comparable to direct written premiums and net written premiums. Management uses direct written premiums and net written premiums, along with other measures, to gauge the Company's performance and evaluate results. Direct written premiums and net written premiums are provided as supplemental information, are not a substitute for net premiums earned and do not reflect the Company's net premiums earned.

The table below details the direct written premiums, net written premiums, and net premiums earned for the periods indicated:

	For the Three Months Ended March 31,			
	2017	2016	$ Change	% Change
(000's except percentages)				
Direct and Net Written Premiums Reconciliation:				
Direct written premiums	$ 26,125	$ 23,043	$ 3,082	13.4 %
Assumed written premiums	4	5	(1)	(20.0) %
Ceded written premiums	(9,395)	(8,386)	(1,009)	12.0 %
Net written premiums	16,734	14,662	2,072	14.1 %
Change in unearned premiums	(364)	(130)	(234)	180.0 %
Net premiums earned	**$ 16,370**	**$ 14,532**	**$ 1,838**	**12.6 %**

<u>**Net operating income**</u> - is net income exclusive of realized investment gains, net of tax. Net income is the GAAP measure most closely comparable to net operating income.

<u>**Operating return on average common equity**</u> - is net operating income divided by average common equity. Return on average common equity is the GAAP measure most closely comparable to operating return on average common equity.

Management uses net operating income and operating return on average common equity, along with other measures, to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods. Net operating income and operating return on average common equity are provided as supplemental information, are not a substitute for net income or return on average common equity and do not reflect the Company's overall profitability or return on average common equity.

The following table reconciles the net operating income to net income and the operating return on average common equity to return on average common equity for the periods indicated:

(000's except, per common share amounts and percentages)	Three Months Ended March 31, 2017 Amount	Diluted earnings per common share	Three Months Ended March 31, 2016 Amount	Diluted earnings per common share
Net Operating Income and Diluted Earnings per Common Share Reconciliation:				
Net income	**$ 1,471**	**$ 0.15**	**$ 541**	**$ 0.07**
Net realized (gain) loss on investments	55		(80)	
Less tax effect on realized gains	19		(27)	
Net realized (gain) loss on investments, net of taxes	36	$ -	(53)	$ -
Net operating income	**$ 1,507**	**$ 0.15**	**$ 488**	**$ 0.07**
Weighted average diluted shares outstanding	9,848,494		7,360,564	
Operating Return on Average Common Equity (Annualized for Quarterly Periods) Reconciliation:				
Net income	**$ 1,471**		**$ 541**	
Average common equity	$ 72,389		$ 45,750	
Return on average common equity (annualized for quarterly periods)	**8.1%**		**4.7%**	
Net realized (gain) loss on investments, net of taxes	$ 36		$ (53)	
Average common equity	$ 72,389		$ 45,750	
Effect of net realized (gain) loss on investments, net of taxes, on return on average common equity (annualized for quarterly periods)	0.2%		-0.5%	
Net operating income	**$ 1,507**		**$ 488**	
Average common equity	$ 72,389		$ 45,750	
Operating return on average common equity (annualized for quarterly periods)	**8.3%**		**4.3%**	

Net combined ratio excluding the effect of catastrophes - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes on the net combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by catastrophe losses. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net combined ratio. We believe it is useful for investors to evaluate this component separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes should not be considered a substitute for the net combined ratio and does not reflect the Company's net combined ratio.

The following table reconciles the net combined ratio excluding the effects of catastrophes to the net combined ratio for the periods indicated:

	For the Three Months Ended March 31,			
	2017	2016	Percentage Point Change	
Net Combined Ratio Excluding the Effect of Catastrophes Reconciliation:				
Net combined ratio excluding the effect of catastrophes	**85.2%**	**87.2%**	**(2.0)**	**pts**
Effect of catastrophe losses				
Net loss and loss adjustment expenses	0.0%	9.7%	(9.7)	pts
Total effect of catastrophe losses	0.0%	9.7%	(9.7)	pts
Net combined ratio	**85.2%**	**96.9%**	**(11.7)**	**pts**

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, Texas and Rhode Island. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Forward-Looking Statement

Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319

The following table summarizes gross and net written premiums[1], net premiums earned, and loss and loss adjustment expenses by major product type, which were determined based primarily on similar economic characteristics and risks of loss.

	For the Three Months Ended March 31,	
	2017	2016
Gross premiums written:		
Personal lines	$ 19,461,972	$ 17,441,086
Commercial lines	3,584,054	3,128,138
Livery physical damage	3,026,483	2,431,915
Other(1)	57,386	47,264
Total	$ 26,129,895	$ 23,048,403
Net premiums written:		
Personal lines	$ 10,466,368	$ 9,385,438
Commercial lines	3,202,565	2,814,905
Livery physical damage	3,026,483	2,431,915
Other(1)	38,889	29,617
Total	$ 16,734,305	$ 14,661,875
Net premiums earned:		
Personal lines	$ 10,690,583	$ 9,463,896
Commercial lines	2,842,580	2,680,725
Livery physical damage	2,792,347	2,255,854
Other(1)	44,238	131,200
Total	$ 16,369,748	$ 14,531,675
Net loss and loss adjustment expenses:		
Personal lines	$ 5,352,112	$ 7,548,551
Commercial lines	1,528,796	910,834
Livery physical damage	965,522	988,553
Other(1)	(52,074)	(380,407)
Unallocated loss adjustment expenses	498,640	416,324
Total	$ 8,292,996	$ 9,483,855
Net loss ratio:		
Personal lines	50.1%	79.8%
Commercial lines	53.8%	34.0%
Livery physical damage	34.6%	43.8%
Other(1)	-117.7%	-289.9%
Total	50.7%	65.3%

1. These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measure in "Information Regarding Non-GAAP Measures" above.
2. "Other" includes, among other things, premiums and loss and loss adjustment expenses from commercial auto and our participation in a mandatory state joint underwriting association. Effective October 1, 2014 we decided to no longer accept applications for new commercial auto coverage. In February 2015, we decided to no longer offer renewals to our existing commercial auto policies beginning with those that expired on or after May 1, 2015.

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

Three months ended March 31,	2017	2016
Revenues		
Net premiums earned	$ 16,369,748	$ 14,531,675
Ceding commission revenue	3,184,452	2,770,337
Net investment income	857,800	813,057
Net realized (losses) gains on sales of investments	(54,506)	80,436
Other income	289,700	249,347
Total revenues	20,647,194	18,444,852
Expenses		
Loss and loss adjustment expenses	8,292,996	9,483,855
Commission expense	4,888,978	4,270,066
Other underwriting expenses	4,212,417	3,346,441
Other operating expenses	755,804	329,239
Depreciation and amortization	318,698	283,828
Total expenses	18,468,893	17,713,429
Income from operations before taxes	2,178,301	731,423
Income tax expense	707,721	190,391
Net income	1,470,580	541,032
Other comprehensive income, net of tax		
Gross change in unrealized gains on available-for-sale-securities	524,822	1,484,064
Reclassification adjustment for losses (gains) included in net income	54,506	(80,436)
Net change in unrealized gains	579,328	1,403,628
Income tax expense related to items of other comprehensive income	(196,972)	(477,234)
Other comprehensive income, net of tax	382,356	926,394
Comprehensive income	$ 1,852,936	$ 1,467,426
Earnings per common share:		
Basic	$ 0.15	$ 0.07
Diluted	$ 0.15	$ 0.07
Weighted average common shares outstanding		
Basic	9,663,751	7,322,385
Diluted	9,848,494	7,360,564
Dividends declared and paid per common share	$ 0.0625	$ 0.0625

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	March 31, 2017	December 31, 2016
	(unaudited)	
Assets		
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of $5,159,351 at March 31, 2017 and $5,298,119 at December 31, 2016)	$ 4,895,443	$ 5,094,902
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $100,554,236 at March 31, 2017 and $80,596,628 at December 31, 2016)	100,687,355	80,428,828
Equity securities, available-for-sale, at fair value (cost of $9,545,785 at March 31, 2017 and $9,709,385 at December 31, 2016)	10,102,495	9,987,686
Total investments	115,685,293	95,511,416
Cash and cash equivalents	23,235,655	12,044,520
Premiums receivable, net	11,728,443	11,649,398
Reinsurance receivables, net	33,502,642	32,197,765
Deferred policy acquisition costs	12,467,976	12,239,781
Intangible assets, net	1,265,000	1,350,000
Property and equipment, net	3,375,436	3,011,373
Other assets	1,430,646	1,442,209
Total assets	$ 202,691,091	$ 169,446,462
Liabilities		
Loss and loss adjustment expense reserves	$ 44,611,586	$ 41,736,719
Unearned premiums	55,322,298	54,994,375
Advance premiums	1,965,456	1,421,560
Reinsurance balances payable	2,108,447	2,146,017
Deferred ceding commission revenue	6,772,857	6,851,841
Accounts payable, accrued expenses and other liabilities	3,212,865	5,448,448
Income taxes payable	202,751	-
Deferred income taxes	396,425	166,949
Total liabilities	114,592,685	112,765,909
Commitments and Contingencies		
Stockholders' Equity		
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 11,596,947 shares at March 31, 2017 and 8,896,335 at December 31, 2016; outstanding 10,622,478 shares at March 31, 2017 and 7,921,866 shares at December 31, 2016	115,969	88,963
Capital in excess of par	68,152,149	37,950,401
Accumulated other comprehensive income	455,287	72,931
Retained earnings	21,370,463	20,563,720
	90,093,868	58,676,015
Treasury stock, at cost, 974,469 shares at March 31, 2017 and December 31, 2016	(1,995,462)	(1,995,462)
Total stockholders' equity	88,098,406	56,680,553
Total liabilities and stockholders' equity	$ 202,691,091	$ 169,446,462